Exhibit 10.3

CARMAX, INC.

NOTICE OF PERFORMANCE STOCK UNIT GRANT

[Date]

Dear	:

The Board of Directors of CarMax, Inc. (the “Company”) wants to provide you with an opportunity to share in the success of our Company. Accordingly, I am pleased to inform you that, as of                      (the “Grant Date”), the Compensation and Personnel Committee of the Board of Directors of the Company (the “Committee”) exercised its authority pursuant to the CarMax, Inc. 2002 Stock Incentive Plan, as amended and restated (the “Plan”) and granted you Performance Stock Units of the Company (the “Performance Stock Units”) as set forth herein.

The Performance Stock Units are a form of Restricted Stock Units that have been designated as Performance Compensation Awards under the Plan and are subject to the provisions of the Plan. The Committee administers the Plan. The terms of the Plan are incorporated into this Notice of Performance Stock Unit Grant (the “Notice of Grant”) and in the case of any conflict between the Plan and this Notice of Grant, the terms of the Plan shall control. All capitalized terms not defined herein shall have the meaning given to them in the Plan. Please refer to the Plan for certain conditions not set forth in this Notice of Grant. Additionally, a copy of a Prospectus for the Plan, which describes material terms of the Plan, can be found on The CarMax Way. Copies of the Prospectus, the Plan and the Company’s annual report to shareholders on Form 10-K for fiscal year 20     are available from the Company’s corporate secretary at (804) 747-0422.

For purposes of this Notice of Grant, the term “Performance Period” shall mean the period commencing on                      and ending on                     .

Number of Performance Stock Units:

A.	Vesting

Except as otherwise provided in this Notice of Grant, all of the Performance Stock Units will vest and become nonforfeitable, if at all, on                      (the “Vesting Date”), provided you continue to be employed by the Company or one of its Subsidiaries from the Grant Date until the Vesting Date and subject to the Performance Goal set forth in Exhibit 1.

No Performance Stock Units may vest after the Vesting Date and all unvested Performance Stock Units on the Vesting Date will terminate and be completely forfeited.

If prior to the Vesting Date, your employment with the Company and its Subsidiaries terminates for any reason other than those described in Sections B.1, B.2 or B.3, then the Performance Stock Units subject to this Notice of Grant shall terminate and be completely forfeited on the date of such termination of your employment. To the extent that you do not vest in any Performance Stock Units, all interest in such units and the related shares of Company Stock shall be forfeited. You shall have no right or interest in any Performance Stock Unit or related share of Company Stock that is forfeited. Prior to payment, the Performance Stock Units are not transferable by you by means of sale, assignment, exchange, pledge or otherwise.

B.	Additional Vesting and Forfeiture Provisions

1.	Termination Without Cause or for Good Reason. If prior to the Vesting Date: (a) the Company terminates your employment with the Company and its Subsidiaries for any reason other than Cause (as defined in Section B.4), or (b) you have an effective severance or employment agreement with the Company or one of its Subsidiaries and you terminate your employment for “Good Reason” (as defined in such agreement), if applicable, then:

(x) if your employment terminates on or after the Grant Date but prior to the first anniversary of the Grant Date, all of your Performance Stock Units will be immediately forfeited, effective as of the date of your termination;

(y) if your employment terminates on or after the first anniversary of the Grant Date but prior to the second anniversary of the Grant Date, one-third of your Performance Stock Units will become immediately vested and nonforfeitable, subject to the Performance Goal set forth in Exhibit 1, and your remaining Performance Stock Units will be immediately forfeited, effective as of the date of your termination; and

(z) if your employment terminates on or after the second anniversary of the Grant Date but prior to the Vesting Date, two-thirds of your Performance Stock Units will become immediately vested and nonforfeitable, subject to the Performance Goal set forth in Exhibit 1, and your remaining Performance Stock Units will be immediately forfeited, effective as of the date of your termination.

2.	Death or Disability. If you die or become Disabled prior to the Vesting Date, all Performance Stock Units will become immediately vested and nonforfeitable, effective as of the date of your death or Disability.

3.	Retirement. If prior to the Vesting Date: (a) your employment with the Company and its Subsidiaries terminates, (b) such termination is not for Cause, not due to your death or Disability, and not otherwise covered by Section B.1, and (c) as of the date of the termination you have: (i) attained 55 years of age and completed ten years or more of continuous employment with the Company or its Subsidiaries; (ii) attained 62 years of age and completed seven years or more of continuous employment with the Company or its Subsidiaries; or (iii) attained 65 years of age and completed five years or more of continuous employment with the Company or its Subsidiaries; then all of your Performance Stock Units will become immediately vested and nonforfeitable, subject to the Performance Goal set forth in Exhibit 1.

4.

Termination For Cause. Upon termination of your employment with the Company or one of its Subsidiaries for Cause, and notwithstanding anything in Section B to the contrary, your Performance Stock Units will immediately and automatically without any action on the part of you or the Company, be forfeited, effective as of the date of your termination. For purposes of this Notice of Grant, “Cause” shall mean the following: (a) if you have an effective severance or employment agreement with the Company or one of its Subsidiaries with a definition of “Cause,” then “Cause” shall have the meaning set forth in your employment or severance agreement; or (b) if you do not have an effective severance or employment agreement with the Company or one of its Subsidiaries with a definition of “Cause,” then “Cause” shall mean that the Company or one of its Subsidiaries has any reason to believe any of the following: (i) you have committed fraud, misappropriation of funds or property, embezzlement or other similar acts of dishonesty; (ii) you have been convicted of a felony or other crime involving moral turpitude (or pled nolo contendere thereto); (iii) you have used, possessed or distributed any illegal drug; (iv) you have committed any misconduct that may subject the Company or one of its Subsidiaries to criminal or civil liability; (v) you have breached your duty of loyalty to the Company or one of its Subsidiaries, including, without limitation, the misappropriation of any of the Company’s or its Subsidiaries’ corporate opportunities; (vi) you have committed a serious violation or violations of any Company policy or procedure; (vii) you refuse to follow the lawful instructions of any Company management; (viii) you have committed any material misrepresentation in the employment application process; (ix) you have committed deliberate actions, including neglect or failure to perform the job, which are contrary to the best interest of the Company or one of its Subsidiaries; or (x) you have continually failed to perform substantially your duties with the Company or one of its Subsidiaries.

5.	Change in Full-Time Employment Status. In the event that your employment with the Company or one of its Subsidiaries changes from full-time to part-time for any reason prior to the Vesting Date, and notwithstanding the terms of Section B.3, your Performance Stock Units will be immediately forfeited, effective as of the date of the change. Employees on authorized leave (as determined under the Company’s or its Subsidiary’s authorized leave policy) will not be considered as having terminated merely by reason of the leave.

C.	Payment

1.	Payment Schedule. Payment for your vested Performance Stock Units shall be made in the number of shares of Company Stock, if any, determined in accordance with Exhibit 1, following the earliest to occur of the following events (the “Payment Date”): (a) the Vesting Date, (b) the date of your death, or (c) the date you become Disabled. Such payment shall be made within 60 days following the Payment Date.

2.	Expiration upon Payment. Upon each issuance or transfer of shares of Company Stock in accordance with this Notice of Grant, the portion of the Performance Stock Units attributable to such issuance or transfer shall be extinguished and such number of Performance Stock Units will not be considered to be held by you for any purpose.

D.	No Shareholder Rights

The Performance Stock Units shall not represent an equity security of the Company and shall not carry any voting or dividend rights. However, you will have the right to receive payments equivalent to dividends as set forth below. You are an unsecured general creditor of the Company with respect to any payment relating to vested Performance Stock Units.

E.	Dividend Equivalent Rights

You shall accumulate dividend equivalent rights on each Performance Stock Unit in an amount equal to the dividends paid, if any, with respect to a share of Company Stock on each date that a dividend is paid on the Company Stock from the Grant Date to the Payment Date. The dividend equivalent rights shall be converted into additional Performance Stock Units based on the Fair Market Value of a share of Company Stock on the date the dividend is paid and shall accumulate and be paid in additional shares of Company Stock if and when the payment for the corresponding Performance Stock Unit is made. Such additional Performance Stock Units shall be subject to the same Performance Goal and forfeiture restrictions as apply to the Performance Stock Unit to which they relate and shall be converted into shares of Company Stock using the same Performance Formula set forth in Exhibit 1, as applicable.

F.	Tax Withholding

The Company or its Subsidiary may withhold from your Performance Stock Units or payments under Section C the amount of taxes required by any federal, state, or local government to be withheld or otherwise deducted and paid with respect to the vesting and payment of your Performance Stock Units (“Tax Withholdings”), including without limitation, the Federal Insurance Contributions Act (“FICA”) tax imposed and the income tax withholding related to such FICA amounts. At its discretion, the Company or its Subsidiary may require you to pay any Tax Withholdings and withhold any payments, in whole or in part, until the Company or its Subsidiary is so paid. The Company or its Subsidiary shall also have the unrestricted right to withhold from any other cash amounts due (or to become due) from the Company or its Subsidiary to you, including from your wages or commissions, an amount equal to any Tax Withholdings. The Company or its Subsidiary shall report the payment of any Tax Withholdings and other related information to the appropriate governmental agencies as required under applicable laws.

G.	Change of Capital Structure

If the number of outstanding shares of the Company Stock is increased or decreased as a result of a stock dividend, stock split, subdivision or consolidation of shares, or other similar change in capitalization, the number of Performance Stock Units will automatically be adjusted, as provided in the Plan and as the Committee shall determine to be equitably required so as to preserve the value of the Performance Stock Units that existed immediately before the change; provided, however, that the Company will not be required to issue any fractional shares as a result of such adjustment.

H.	Miscellaneous

The grant of these Performance Stock Units does not obligate the Company or any of its Subsidiaries to continue your employment. If there is any litigation involving the Performance Stock Units, each party will bear its own expenses, including all legal fees, except that in the event of an action brought by you under this Notice of Grant following a Change of Control, then insofar as such action is not deemed to be frivolous by the arbitrator or court, the Company shall bear all expenses related to the arbitration or litigation, including all legal fees incurred by you. The Committee shall have the authority to interpret and administer this Notice of Grant.

I.	409A Compliance

The Performance Stock Units are intended to comply with Code section 409A and official guidance issued thereunder. Notwithstanding anything herein to the contrary, this Notice of Grant shall be interpreted, operated and administered in a manner consistent with this intention.

J.	Acceptance

By accepting this grant on-line, this Notice of Grant, together with the Plan, will become the entire agreement between you and the Company with respect to the subject matter hereof, and will be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to conflict of law provisions in any jurisdiction. This Notice of Grant supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters. By accepting this grant online, you agree that you are in compliance with, and will abide by, the Company’s “Policy Against Insider Trading” which can be found on The CarMax Way. You also agree not to sell Company Stock at a time when other applicable laws prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of the Company or one of its Subsidiaries.

Sincerely,

[Insert Name]
[Insert Title]

EXHIBIT 1

Performance Formula

1.	Performance Formula. Except as set forth in Sections 3 and 4 below, the number of shares of Company Stock that will be paid shall be determined on the applicable Payment Date in accordance with the following Performance Formula:

(Number of vested Performance Stock Units)

multiplied by

(the PSU Performance-Based Multiplier)

2.	PSU Performance-Based Multiplier. For purposes of the Performance Formula, the PSU Performance-Based Multiplier shall be a number between and . The number shall be determined based upon the following table:

If the sum of reported Company for FY , FY and FY (the “Sum”) is …	Then the PSU Performance-Based Multiplier shall be …
$ or greater
$
$
$
$ (the “Threshold”) or below

If the Sum is between two of the amounts noted in the table above, then the PSU Performance-Based Multiplier will be interpolated on a straight-line basis. For the avoidance of doubt, if the Sum is equal to or below the Threshold, the number of shares of Company Stock that will be paid shall be zero.

3.	Payment on Death or Disability. Notwithstanding anything to the contrary, if payment is triggered upon your death or you becoming Disabled, then the number of shares of Company Stock that will be paid shall equal the number of vested Performance Stock Units.

4.	Payment On or After a Change of Control. Notwithstanding anything to the contrary, if payment is triggered for any reason on or after the date of a Change of Control, then the number of shares of Company Stock that will be paid shall equal the number of vested Performance Stock Units.

5.	Committee Certification. Prior to any payments (other than those under Sections 3 and 4) being made, the Committee will review and certify in writing, whether, and to what extent, the Performance Goal in Section 2 for the Performance Period has been achieved. Such certification shall be final, conclusive and binding on you, and on all other persons, to the maximum extent permitted by law. To the extent permitted under Code section 162(m) and pursuant to Section 2(w) of the Plan, the Committee shall adjust the Performance Goal, as it deems appropriate, to exclude the effect (whether positive or negative) of any of the following occurring after the grant of the Performance Stock Units: (a) a change in accounting standards required by generally accepted accounting principles or (b) any extraordinary, unusual or nonrecurring item. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of the Sum to prevent the dilution or enlargement of your rights with respect to the Performance Stock Units.

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